EXHIBIT 99.1

News Release

[NEWPAGE LOGO]

Media Contact: Investor Contact: NewPage Corporation

Amber Garwood David J. Prystash 8540 Gander Creek Drive

937-242-9093 937-242-9700 Miamisburg, OH 45342

FOR IMMEDIATE RELEASE -

AFFILIATE OF NEWPAGE CORPORATION ANNOUNCES AMENDMENT TO AND EXTENSIONS OF DEBT TENDER OFFER

MIAMISBURG, Ohio. - September 14, 2009. NP Investor LLC ("NPI"), an affiliate of Cerberus Capital Management, L.P., the indirect controlling shareholder of NewPage Corporation ("NewPage"), announced today changes to its previously announced cash tender offer (the "Second Lien Notes Offer") to purchase certain of NewPage's outstanding Floating Rate Senior Secured Notes due 2012 (the "Floating Rate Notes") and 10% Senior Secured Notes due 2012 (the "10% Notes" and, together with the Floating Rate Notes, the "Second Lien Notes"). NPI has reduced the Maximum Payment Amount for the Second Lien Notes Offer from $50 million to $25 million. In addition, NPI has extended the Withdrawal Deadline, Early Participation Time and Expiration Time.

The Second Lien Notes Offer is described in detail in the Offer to Purchase dated July 15, 2009 and the related Letter of Transmittal, as amended by the Supplement to the Second Lien Notes Offer dated August 10, 2009 and the previously distributed press releases dated August 10, 2009, August 21, 2009 and September 8, 2009 (collectively, the "Offer Documents").

The Second Lien Notes Offer has been amended as follows:

  All references in the Offer Documents to the Maximum Payment Amount are hereby amended to be defined as an amount in cash equal to $25 million, payable to Holders that validly tender their Notes and which are accepted for purchase by NPI. Notes tendered will be subject to proration upon the terms and conditions described in the Offer Documents. Notes not accepted because of proration will be returned to the tendering Holders at NPI's expense promptly following the earlier of the Expiration Time or the date on which the Second Lien Notes Offer is terminated;
  NPI extended the Withdrawal Deadline, previously scheduled for 12:00 Midnight, New York City time, on Friday, September 11, 2009, to 5:00 p.m., New York City time, on Tuesday, September 15, 2009, unless further extended;
  NPI extended the Early Participation Time, previously scheduled for 12:00 Midnight, New York City time, on Friday, September 11, 2009, to 12:00 Midnight, New York City time, on Friday, September 25, 2009, unless further extended. All holders tendering their Second Lien Notes on or prior to the new Early Participation Time and whose Second Lien Notes are accepted for purchase will be eligible to receive the Early Participation Premium; and
  NPI extended the Expiration Time, previously scheduled for 12:00 Midnight, New York City time, on Friday, September 11, 2009, to 12:00 Midnight, New York City time, on Friday, September 25, 2009, unless further extended.

As of 12:00 Midnight, New York City time, on Friday, September 11, 2009, holders had validly tendered and not withdrawn $78.2 million of Floating Rate Notes and $71.2 million of 10% Notes.

NewPage and NPI have retained Citi to serve as the lead dealer manager for the Second Lien Notes Offer and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as additional dealer managers. Barclays Capital Inc. is acting as co-manager for the Second Lien Notes Offer. Questions regarding the Second Lien Notes Offer may be directed to Citigroup Global Markets Inc. at (212) 723-6106 (collect) or (800) 558-3745 (toll-free). Requests for documents in connection with the Second Lien Notes Offer may be directed to Global Bondholder Services Corporation, the information agent for the Second Lien Notes Offer at (212) 430-3774 or (866) 470-3700 (toll-free).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale is being made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage is the largest coated paper manufacturer in North America, based on production capacity, with $4.4 billion in net sales for the year ended December 31, 2008. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will likely continue," "will likely result," or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to realize the anticipated benefits of the acquisition of Stora Enso North America, including anticipated synergies; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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